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                                                                    EXHIBIT 10.2


                                 FIRST AMENDMENT
                                       TO
                              EMPLOYMENT AGREEMENT

         WHEREAS, Reliant Resources, Inc., ("RRI") and Reliant Energy Incorporated ("REI") have entered into an employment agreement, dated as July 29, 2002 (the "Agreement") with Mark M. Jacobs (the "Executive"); and

         WHEREAS, as a result of the spin-off of RRI by a successor to REI, REI is no longer a party to the Agreement

         WHEREAS, the Executive and RRI desire to amend the Agreement;

         NOW, THEREFORE, the Agreement is hereby amended, effective as of the date hereof:

1. Section 2 of the Agreement is hereby redesignated as Section 2.A., and a new Section 2.B. is added to the Agreement, as follows:

                  B. New Severance Agreement. If Executive remains employed by RRI at the natural expiration of the Term on the close of business on July 31, 2005 and at such time neither Executive nor RRI shall have delivered a notice of termination of Executive's employment, the Severance Agreement between RRI and Executive, executed as of the date hereof (the "Severance Agreement"), shall become immediately effective without further action by the parties. Upon the effectiveness of the Severance Agreement, this Agreement shall be deemed to have expired in accordance with its terms and Executive shall have no rights hereunder due to any subsequent termination of employment with RRI. In the event that Executive is not employed by RRI at the natural expiration of the Term or a notice of termination of Executive's employment has been delivered by Executive or RRI prior to such time, the Severance Agreement shall not become effective and shall be null and void and of no force or effect and any applicable provisions of this Agreement shall govern the consequences of such termination of employment.

2. The following additional clauses 4, 5 and 6 are added to Section 5.D. of the Agreement, as follows:

         4. subject to any election by Executive pursuant to Section 6.C.2., an amount equal to the product of (a) the Base Salary and (b) the Executive's target incentive award opportunity under the applicable annual short-term incentive bonus plan in effect immediately prior to the termination of Executive's employment (or, if higher, immediately prior to the first event or circumstance constituting Good Reason) with the product of (a) and (b) prorated based on the number of days Executive was employed during the bonus year in which his employment terminated;


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         5. subject to any election by Executive pursuant to Section 6.C.2., reimbursement for fees incurred for outplacement services within twenty four months of the date of Executive's termination of employment in connection with Executive's efforts to obtain new employment, up to a maximum of $100,000 (such outplacement benefits, together with the prorata bonus payment described in clause 4 above, the "Elected Benefits");

         6. in the event it shall be determined that any payment or distribution by RRI to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5.D.6. (a "Payment")) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") from RRI in an amount such that after payment (whether through withholding at the source or otherwise) by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto), employment taxes and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The provisions of Exhibit C shall govern determinations required to be made under this Section 5.D.6.

3.       Section 6.C. is hereby amended by redesignating Section 6.C.2. as
         Section 6.C.3. and be adding a new Section 6.C.2., as follows:

                  2. Executive agrees that while employed by RRI during the Term of this Agreement and for one year following a termination of employment during the Term of this Agreement that does not occur (i) on or following a Change of Control (as defined on Exhibit D) or (ii) on or following the execution of a binding agreement to effectuate a Change of Control but prior to the consummation of such Change of Control, Executive will not, without the prior written consent of RRI, acting alone or in conjunction with others, either directly or indirectly, engage in any business that is in competition with RRI or accept employment with or render services to such a business as an officer, agent, employee, independent contractor or consultant, or otherwise engage in activities that are in competition with RRI. Notwithstanding the foregoing, in the event that Executive irrevocably elects in writing, prior to the 15th day following termination of his employment, not to receive the Elected Benefits, Executive shall not be subject to the provisions of this Section 6.C.2.

4. New Exhibits C and D are added to the Agreement in the form attached hereto.


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Executed this 30th day of April, 2003


                                              RELIANT RESOURCES, INC.

                                              By:    /s/ Joel V. Staff
                                                     ---------------------------
                                              Title: Chairman and Chief
                                                     Executive Officer


                                              /s/ Mark M. Jacobs
                                              ----------------------------------
                                              Mark M. Jacobs


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                                    EXHIBIT C

                  Subject to the provisions of this Exhibit C, all determinations required to be made under this Exhibit C, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche (the "Accounting Firm") which shall provide detailed supporting calculations both to RRI and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by RRI. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control (as defined in Exhibit D), Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by RRI. Any Gross-Up Payment, as determined pursuant to this Exhibit C, shall be paid by RRI to Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon RRI and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by RRI should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that RRI exhausts its remedies pursuant to the following provisions of this Exhibit C and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by RRI to or for the benefit of Executive.

Executive shall notify RRI in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by RRI of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise RRI of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to RRI (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If RRI notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                  (a) give RRI any information reasonably requested by RRI relating to such claim;

                  (b) take such action in connection with contesting such claim as RRI shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by RRI;


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                  (c) cooperate with RRI in good faith in order to effectively contest such claim; and

                  (d) permit RRI to participate in any proceedings relating to such claim;

provided, however, that RRI shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax, employment tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Exhibit C, RRI shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as RRI shall determine; provided, however, that if RRI directs Executive to pay such claim and sue for a refund, RRI shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax, employment tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, RRI's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

If, after the receipt by Executive of an amount advanced by RRI pursuant to the foregoing provisions of this Exhibit C, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to RRI complying with the requirements of this Exhibit C) promptly pay to RRI the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by RRI pursuant to the foregoing provisions of this Exhibit C, a determination is made that Executive shall not be entitled to any refund with respect to such claim and RRI does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

If RRI is obligated to provide the Executive with health benefit coverage pursuant to Section 5.D.3., and the amount of such benefits or the value of such benefit coverage (including without limitation any insurance premiums paid by RRI to provide such


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benefits) is subject to any income, employment or similar tax imposed by federal, state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Income Tax") because such benefits cannot be provided under a nondiscriminatory health plan described in Section 105 of the Code or for any other reason, RRI will pay to the Executive an additional payment or payments (collectively, an "Income Tax Payment"). The Income Tax Payment will be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), the Executive retains an amount of the Income Tax Payment equal to the Income Tax imposed with respect to such welfare benefits or such welfare benefit coverage.


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                                    EXHIBIT D

                  A "CHANGE OF CONTROL" shall be deemed to have occurred upon the occurrence of any of the following events:

                  (a) 30% OWNERSHIP CHANGE: Any Person, other than any pension plan regulated under the Employee Retirement Income Security Act of 1974, as amended established by RRI or an Affiliate, makes an acquisition of Outstanding Voting Stock and is, immediately thereafter, the beneficial owner of 30% or more of the then Outstanding Voting Stock, unless such acquisition is made directly from RRI in a transaction approved by a majority of the Incumbent Directors; or any group is formed that is the beneficial owner of 30% or more of the Outstanding Voting Stock; or

                  (b) BOARD MAJORITY CHANGE: Individuals who are Incumbent Directors cease for any reason to constitute a majority of the members of the Board of Directors of RRI; or

                  (c) MAJOR MERGERS AND ACQUISITIONS: Consummation of a Business Combination unless, immediately following such Business Combination,
         (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 70% of the then outstanding shares of voting stock of the parent corporation resulting from such Business Combination in substantially the same relative proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Voting Stock, (ii) if the Business Combination involves the issuance or payment by RRI of consideration to another entity or its shareholders, the total fair market value of such consideration plus the principal amount of the consolidated long-term debt of the entity or business being acquired (in each case, determined as of the date of consummation of such Business Combination by a majority of the Incumbent Directors) does not exceed 50% of the sum of the fair market value of the Outstanding Voting Stock plus the principal amount of RRI's consolidated long-term debt (in each case, determined immediately prior to such consummation by a majority of the Incumbent Directors), (iii) no Person (other than any corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of voting stock of the parent corporation resulting from such Business Combination and (iv) a majority of the members of the board of directors of the parent corporation resulting from such Business Combination were Incumbent Directors of RRI immediately prior to consummation of such Business Combination; or


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                  (d) MAJOR ASSET DISPOSITIONS: Consummation of a Major Asset
         Disposition unless, immediately following such Major Asset Disposition,
         (i) individuals and entities that were beneficial owners of the Outstanding Voting Stock immediately prior to such Major Asset Disposition beneficially own, directly or indirectly, more than 70% of the then outstanding shares of voting stock of RRI (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) and (ii) a majority of the members of the board of directors of RRI (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) were Incumbent Directors of RRI immediately prior to consummation of such Major Asset Disposition.

For purposes of the foregoing definition,

                  (1) the term "Person" means an individual, entity or group;

                  (2) the term "group" is used as it is defined for purposes of
         Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act");

                  (3) the term "beneficial owner" is used as it is defined for purposes of Rule 13d-3 under the Exchange Act;

                  (4) the term "Outstanding Voting Stock" means outstanding voting securities of RRI entitled to vote generally in the election of directors; and any specified percentage or portion of the Outstanding Voting Stock (or of other voting stock) shall be determined based on the combined voting power of such securities;

                  (5) the term "Incumbent Director" means a director of RRI (x) who was a director of RRI on January 1, 2003 or (y) who becomes a director subsequent to such date and whose election, or nomination for election by RRI's shareholders, was approved by a vote of a majority of the Incumbent Directors at the time of such election or nomination, except that any such director shall not be deemed an Incumbent Director if his or her initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies by or on behalf of a Person other than the Board of Directors of RRI;

                  (6) the term "election contest" is used as it is defined for purposes of Rule 14a-11 under the Exchange Act;

                  (7) the term "Business Combination" means (x) a merger or consolidation involving RRI or its stock or (y) an acquisition by RRI,


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         directly or through one or more subsidiaries, of another entity or its stock or assets;

                  (8) the term "parent corporation resulting from a Business Combination" means RRI if its stock is not acquired or converted in the Business Combination and otherwise means the entity which as a result of such Business Combination owns RRI or all or substantially all RRI's assets either directly or through one or more subsidiaries;

                  (9) the term "Major Asset Disposition" means the sale or other disposition in one transaction or a series of related transactions of 70% or more of the assets of RRI and its subsidiaries on a consolidated basis; and any specified percentage or portion of the assets of RRI shall be based on fair market value, as determined by a majority of the Incumbent Directors; and

                  (10) the term "Affiliate" means any company controlled by, controlling or under common control with RRI within the meaning of
         Section 414 of the Code.


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